                                    AMENDMENT
                                       TO
                           REVOLVING CREDIT AGREEMENT

         This AMENDMENT TO THE REVOLVING CREDIT AGREEMENT (this "Amendment") is made as of August 1, 2000 by and between PEMSTAR INC., a Minnesota corporation ("Customer") and IBM Credit Corporation, a Delaware corporation ("IBM Credit").

                                    RECITALS:

         WHEREAS, Customer and IBM Credit have entered into that certain Revolving Credit Agreement dated as of May 5, 2000 (as amended, supplemented or otherwise modified from time to time, the "Agreement");

         WHEREAS, Customer has requested that IBM Credit provide a term loan and IBM Credit is willing to provide such financing to Customer subject to the terms set forth in this Amendment.

                                    AGREEMENT

         NOW THEREFORE, in consideration of the premises set forth herein, and for other good and valuable consideration, the value and sufficiency of which is hereby acknowledged, the parties hereto agree that the Agreement is amended as follows:

Section 1. Definitions. All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Agreement.

Section 2. Amendment. Effective upon the Amendment Effective Date (as defined below), the Agreement is hereby amended as follows:

         A. The Agreement is hereby amended by adding Schedule A and Schedule B to this Amendment to the Agreement as Schedule A and Schedule B thereto.

         B. Section 1.1 of the Agreement is hereby amended by adding the following definitions in its proper alphabetical order:

         "Outstanding Term Loan": at any time of determination, the sum of (1) the unpaid principal amount of the Term Loan made by IBM Credit under this Agreement; and (2) any finance charge, fee, expense or other amount related to the Term Loan charged to Customer's account with IBM Credit.

         "Request for Term Loan Advance": as defined in Section 2.8 of this Agreement.

         "Term Loan": the loan or advance of funds made by IBM Credit to or on behalf of Customer pursuant to Section 2H of the Amendment.

         "Term Loan Commencement Date": as defined in Section 2.8 of this Agreement.

         "Term Loan Closing Fee": as defined in Section 3.

         "Term Loan Commitment": as defined in Schedule A.

         "Term Loan Finance Charge": as defined in Schedule A.

         "Term Loan Stated Maturity Date": as set forth in Schedule A.

         C. Section 1.1 of the Agreement is hereby amended by deleting the definition of "Advances" in its entirety and substituting, in lieu thereof, the following: "Advances": any loan or other extension of credit by IBM Credit to or on behalf of Customer pursuant to this Agreement including, without limitation,
(i) A/R Advances and (ii) the Term Loan.

         D. Section 1.1 of the Agreement is hereby amended by deleting the definition of "Available Credit" in its entirety and substituting, in lieu thereof, the following:

         "Available Credit": at any time (i) the Maximum Advance Amount less
(ii) the Outstanding Advances, other than the Outstanding Term Loan at such time.

         E. Section 2.1 of the Agreement is hereby amended by deleting such section in its entirety and substituting, in lieu thereof, the following:

         "2.1 Credit Line. Subject to the terms and conditions set forth in this Agreement, on and after the Closing Date to but not including the date that is the earlier of (x) the date on which this Agreement is terminated pursuant to
Section 10 and (y) the date on which IBM Credit terminates the Credit Line pursuant to Section 9, IBM Credit agrees to extend to the Customer a credit line ("Credit Line") in the amount set forth in Attachment A pursuant to which IBM Credit will make to the Customer, from time to time, A/R Advances in an aggregate amount at any one time outstanding not to exceed the Maximum Advance Amount."

         F. Section 2.5 of the Agreement is hereby amended by deleting this section in its entirety and substituting, in lieu thereof, the following:

         "2.5. Shortfall. If, on any date, the Outstanding Advances other than the Outstanding Term Loan shall exceed the Maximum Advance Amount (such excess, the "Shortfall Amount"), then the Customer shall on such date prepay the Outstanding Advances other than the Outstanding Term Loan in an amount equal to such Shortfall Amount."

         G. Section 2.7(B) of the Agreement is hereby amended by deleting this section in its entirety and substituting, in lieu thereof, the following:

         "(B) The Term Loan may not be reborrowed by Customer notwithstanding repayment or prepayment thereof. Subject to the terms and conditions of this Agreement, any amount prepaid or repaid to IBM Credit in respect to the Outstanding Advances other than the Outstanding Term Loan may be reborrowed by Customer in accordance with the provisions of this Agreement."

         H. The following provisions shall be inserted at the end of Section 2, and are incorporated into and supplement the Agreement as if fully set forth as additional terms therein. In the event of a conflict between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment will control in determining the agreement between IBM Credit and Customer.

         "2.8 Term Loan Advance: (A) Subject to the terms and conditions of the Agreement, IBM Credit shall make a loan (the "Term Loan") in a principal amount not to exceed the Term Loan Commitment to Customer on the date (the "Term Loan Commencement Date") specified in a written request to IBM Credit by Customer for such Term Loan ("Request for Term Loan Advance") in the form of Schedule B attached hereto. Customer shall deliver the Request for Term Loan Advance on or prior to 1:00 p.m. (eastern time) one (1) Business Day prior to the Term Loan Commencement Date. The Request for Term Loan Advance shall set forth the principal amount of the Term Loan. In no event shall the Term Loan Commencement Date be later than thirty (30) Business Days after the date of this Amendment is executed by Customer and IBM Credit. Customer may deliver the Request for Term Loan Advance via facsimile.

         (B) Subject to the terms and conditions of this Amendment, IBM Credit shall make the principal amount of the Term Loan available to Customer on the Term Loan Commencement Date in immediately available funds to an account maintained by Customer or as directed by Customer.

         (C) (i) The Term Loan shall accrue a finance charge on the unpaid principal amount thereof, from and including the Term Loan Commencement Date to and including the date such Term Loan is repaid in full in accordance with the terms of this Amendment or as otherwise agreed to in writing by IBM Credit, at a per annum rate equal to the lesser of (a) the Term Loan Finance Charge and (b) the highest rate from time to time permitted by applicable law.

         (ii) If it is determined that the amounts received from Customer pursuant to this subparagraph (C) shall otherwise be in excess of the highest rate permitted by applicable law, then the amount representing such excess shall be considered reductions to principal of Advances.

         (iii) The finance charges accrued on the Term Loan shall be paid in accordance with Section 2.3(C) of the Agreement.

         (D) Customer shall pay the principal of the Term Loan on the date and in the amount set forth in Schedule A (the "Term Loan Principal Payment Schedule") and in any event, shall pay in full the Outstanding Term Loan on the Term Loan Stated Maturity Date (or, such earlier date as such Term Loan may become or be declared due and payable pursuant to Section 9 of the Agreement).

         (E) In the event of, and within three (3) days after a public offering or private placement of shares of Customer or any of Customer's subsidiaries IBM Credit may, in its sole discretion, require the Customer to make a mandatory prepayment in the amount of 25% of the then outstanding balance of the Term Loan ("Minimum Prepayment Amount").

         (F) Customer agrees not to use the proceeds of the Term Loan on anything but to facilitate the Customer's acquisition of Turtle Mountain Corporation ("Turtle Mountain").

         (G) Customer shall be obligated to pay the Prepayment Premium set forth in Schedule A attached hereto in the event the Customer pays the Outstanding Term Loan prior to the Term Loan Stated Maturity Date."

         I. Section 8.11 of the Agreement is hereby amended by inserting immediately following the word "Advances" the parenthetical of "(other than the Term Loan)".

         J. Section 9.2 of the Agreement is hereby amended by deleting 9.2(b) in its entirety and substituting, in lieu thereof, the following:

         "(b) immediately terminate and reduce to zero the Credit Line and the Term Loan Commitment hereunder."

         K. Attachment A to the Agreement is hereby amended by deleting such Attachment A in its entirety and substituting, in lieu thereof, the Attachment A attached hereto. Such new Attachment A shall be effective as of the date specified in the new Attachment A.

SECTION 3. Effective Date. This Amendment shall be effective on the first date on which all of the following events shall have occurred (the "Amendment Effective Date"):

                  (i) Customer shall pay to IBM Credit Forty Thousand Dollars ($40,000.00) (the "Term Loan Closing Fee");

                  (ii) Customer shall have obtained a collateralized guaranty of all of its obligations to IBM Credit from Turtle Mountain (the "Guaranty") which Guaranty shall be in form and substance acceptable to IBM Credit;

                  (iii) There shall be no liens on the assets of Turtle Mountain other than those granted in favor of IBM Credit or permitted by IBM Credit;

                  (iv) This Amendment shall be duly executed and delivered by Customer and IBM Credit respectively; and

                  (v) As of the date hereof there shall not have occurred any change in or disruption of general financial or capital market conditions which materially and adversely affects the ability of financial institutions in the United States to extend credit.

Section 4. Representations and Warranties. Customer makes to IBM Credit the following representations and warranties all of which are material and are made to induce IBM Credit to enter into this Amendment.

Section 4.1 Accuracy and Completeness of Warranties and Representations. All representations made by Customer in the Agreement were true and accurate and complete in every respect as of the date made, and, as amended by this Amendment, all representations made by Customer in the Agreement are true, accurate and complete in every material respect as of the date hereof, and do not fail to disclose any material fact necessary to make representations not misleading.

Section 4.2 Violation of Other Agreements. The execution and delivery of this Amendment and the Agreement as amended hereby and the performance and observance of the covenants to be performed and observed hereunder and thereunder do not violate or cause Customer not to be in compliance with the terms of any agreement to which Customer is a party.

Section 4.3 Litigation. Except as has been disclosed by Customer to IBM Credit in writing, there is no litigation, proceeding, investigation or labor dispute pending or threatened against Customer, which if adversely determined, would materially adversely affect Customer's ability to perform Customer's obligations under the Agreement and the other documents, instruments and agreements executed in connection therewith or pursuant hereto.

Section 4.4 Enforceability of Amendment. This Amendment and the Agreement as amended hereby have been duly authorized, executed and delivered by Customer and is enforceable against Customer in accordance with its terms.

Section 5. Ratification of Agreement.Except as specifically amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect. Customer hereby, ratifies, confirms and agrees that the Agreement, as amended hereby, represents a valid and enforceable obligation of Customer, and is not subject to any claims, offsets or defenses.

Section 6. Governing Law. This Amendment shall be governed by and interpreted in accordance with the laws which govern the Agreement.

Section 7. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute one agreement.

         IN WITNESS WHEREOF, this Amendment has been executed by duly authorized representatives of the undersigned as of the day and year first above written.

IBM CREDIT CORPORATION                      PEMSTAR INC.

By:                                         By: /s/ Robert R. Murphy
   -----------------------------------          --------------------------------

Print Name:                                 Print Name: Robert R. Murphy
            --------------------------                  ------------------------

Title:                                      Title: Treasurer
       -------------------------------             -----------------------------

Date:                                       Date: August 1, 2000
      --------------------------------            ------------------------------

            SCHEDULE A, EFFECTIVE DATE AUGUST 1, 2000 ("SCHEDULE A")
                                       TO
            AMENDMENT TO REVOLVING CREDIT AGREEMENT DATED MAY 5, 2000

(A) Term Loan Commitment : Nine and One Half Million Dollars and 00/100 Cents ($9,500,000.00);

(B) Term Loan Closing Fee : Forty Thousand Dollars ($40,000.00);

(C) Term Loan Finance Charge: Prime Rate plus 2.00%;

(D) Term Loan Stated Maturity Date: June 30, 2004;

(E) Term Loan Finance Charges are due monthly and as set forth in Section 2.8(C)(i) of the Amendment;

(F) Prepayment Premium: Prepayment of the Term Loan prior to the one year anniversary of the Closing Date will result in the assessment of a 1.00% fee multiplied by the amount prepaid in excess of the Minimum Prepayment Amount;

(G) Term Loan Principal Payment Schedule:

---------------------- --------------------------- ----------------- ------------------
                                                        Term Loan      Outstanding Term
Payment #              Payment Due Date                 Amount Due        Loan Amount
---------              ----------------                 ----------        -----------
-------------------------------------------------------------------- ------------------
Beginning Balance                                                           $9,500,000
-------------------------------------------------------------------- ------------------
1                      September 30, 2000                  $300,000         $9,200,000
---------------------- --------------------------- ----------------- ------------------
2                      December 31, 2000                   $300,000         $8,900,000
---------------------- --------------------------- ----------------- ------------------
3                      March 31, 2001                      $400,000         $8,500,000
---------------------- --------------------------- ----------------- ------------------
4                      June 30, 2001                       $400,000         $8,100,000
---------------------- --------------------------- ----------------- ------------------
5                      September 30, 2001                  $400,000         $7,700,000
---------------------- --------------------------- ----------------- ------------------
6                      December 31, 2001                   $400,000         $7,300,000
---------------------- --------------------------- ----------------- ------------------

7                      March 31, 2002                      $500,000         $6,800,000
---------------------- --------------------------- ----------------- ------------------
8                      June 30, 2002                       $500,000         $6,300,000
---------------------- --------------------------- ----------------- ------------------
9                      September 30, 2002                  $500,000         $5,800,000
---------------------- --------------------------- ----------------- ------------------
10                     December 31, 2002                   $500,000         $5,300,000
---------------------- --------------------------- ----------------- ------------------
11                     March 31, 2003                      $600,000         $4,700,000
---------------------- --------------------------- ----------------- ------------------
12                     June 30, 2003                       $600,000         $4,100,000
---------------------- --------------------------- ----------------- ------------------
13                     September 30, 2003                  $600,000         $3,500,000
---------------------- --------------------------- ----------------- ------------------
14                     December 31, 2003                   $600,000         $2,900,000
---------------------- --------------------------- ----------------- ------------------
15                     March 31, 2004                    $1,450,000         $1,450,000
---------------------- --------------------------- ----------------- ------------------
16                     June 30, 2004                     $1,450,000                 $0
---------------------- --------------------------- ----------------- ------------------

                                   SCHEDULE B

                          REQUEST FOR TERM LOAN ADVANCE



CUSTOMER NAME: PEMSTAR INC.

IBM CREDIT CUSTOMER NUMBER: 28794


REQUESTED TERM LOAN ADVANCE AMOUNT: $9,500,000.00

REQUESTED DATE OF ACH TRANSFER:   ______________

PEMSTAR INC. hereby requests approval of a Term Loan Advance from IBM Credit Corporation ("IBM Credit") in the amount shown above pursuant to the Revolving Credit Agreement dated as of May 5, 2000 (as amended, supplemented or otherwise modified from time to time, the "Agreement").

By my signature below, I certify to IBM Credit that, to the best of my knowledge and belief, as of the date hereof, there as occurred no Event of Default nor any event which, with the passage of time would create an Event of Default as set forth in the Agreement.


BY: _________________________________________        DATE: _____________

PRINT NAME: ________________________________

TITLE: ______________________________________





ACCEPTANCE BY IBM CREDIT CORPORATION:

______________________  ______________           ______________________________
REGION MANAGER              DATE                 $ AMOUNT OF TERM LOAN ADVANCE

                        ATTACHMENT A, ("ATTACHMENT A") TO
                    REVOLVING CREDIT AGREEMENT ("AGREEMENT")
                                DATED May 3, 2000

Customer Name: PEMSTAR INC.

Effective Date of this Attachment A: August 1, 2000

I. Fees, Rates and Repayment Terms:

         (A)    Credit Line: Forty Million Dollars ($40,000,000.00);
         (B)    Borrowing Base:
                (i) 95% of the amount of the Customer's Eligible Accounts (other than Concentration Accounts) from International Business Machines Corp. ("IBM") as account debtor as of the date of determination as reflected in the Customer's most recent Collateral Management Report;

                (ii) 90% of the amount of the Customer's Eligible Accounts (other than Concentration Accounts) from Celestica Inc. ("Celestica"), Solectron Corp. ("Solectron"), Honeywell Inc. ("Honeywell"), and Minnesota Mining & Manufacturing Company ("3M") as account debtor as of the date of determination as reflected in the Customer's most recent Collateral Management Report;

                (iii)(a) before an audit on Turtle Mountain Corporation ("Turtle Mountain") has been completed to the satisfaction of IBM Credit, 65%, and (b) after the completion of such audit, 90% of the amount of Turtle Mountain's Eligible Accounts from Solectron, Honeywell, and 3M as account debtor as of the date of determination as reflected in the Customer's most recent Collateral Management Report;

                (iv) 85% of the amount of the Customer's Eligible Accounts (other than Concentration Accounts) from FlowPoint Corporation ("FlowPoint") as account debtor as of the date of determination as reflected in the Customer's most recent Collateral Management Report;

                (v) a percentage, determined from time to time by IBM Credit in its sole discretion, of the amount of Customer's Concentration Accounts for a specific Concentration Account Debtor as of the date of determination as reflected in the Customer's most recent Collateral Management Report; unless otherwise notified by IBM Credit, in writing, the percentage for Concentration Accounts for a specific Concentration Account Debtor shall be the same as the percentage set forth in paragraph (i) of the Borrowing Base;

                Notwithstanding the terms of Section 3.1(W) of the Agreement, Accounts arising from incentive payments, rebates, discounts and refunds which are (i) verifiable by Authorized Suppliers, and
                (ii) payable by Authorized Suppliers by check to the Lockbox will be deemed to be Eligible Accounts.

                (vi) 100% of the Customer's Eligible Finished Goods Inventory destined for IBM;

                (vii) 97% of the Customer's Eligible Parts Inventory destined for IBM;

                (viii) 80% of the Customer's Eligible Parts Inventory and Eligible Finished Goods Inventory destined for Solectron, Honeywell, and 3M;

                (ix) (a) before an audit onTurtle Mountain has been completed to the satisfaction of IBM Credit, 65%, and (b) after completion of such audit, 80% of the Customer's Eligible Parts Inventory and Eligible Finished Goods Inventory destined for Solectron, Honeywell, and 3M;

                (x) 78% of the Customer's Eligible Parts Inventory destined for Celestica;

                (xi) 70% of the Customer's Eligible FlowPoint Inventory.

                Eligible Finished Goods Inventory shall mean finished goods inventory designated and identified as product to be sold to IBM, Solectron, Honeywell, or 3M that is evidenced by (i) purchase orders from IBM, Solectron, Honeywell, or 3M to Customer or Turtle Mountain or (ii) a written agreement that IBM, Solectron, Honeywell, or 3M will purchase such inventory.

                Eligible Parts Inventory shall mean parts inventory designated and identified as parts to be used to manufacture product (the Eligible Finished Goods Inventory) to be sold to IBM, Solectron, Honeywell, or 3M that is evidenced by (i) purchase orders from either IBM, Solectron, Honeywell, 3M or Celestica to Customer or Turtle Mountain or (ii) a written agreement that IBM, Solectron, Honeywell, or 3M will purchase such inventory.

                Eligible FlowPoint Inventory shall mean raw material and finished goods inventory designated and identified by the Customer in its periodic collateral report or borrowing request to IBM Credit as inventory applicable to product sold to, or to be manufactured and sold to, FlowPoint pursuant to purchase orders or other written agreements binding FlowPoint to purchase such product.

         (C)    A/R Finance Charge:
                (i)   WCO Advance Charge:  Prime Rate plus 1.00%.
         (D)    Delinquency Fee Rate:      Prime Rate plus 6.500%.
         (E)    Shortfall Transaction Fee: Shortfall Amount multiplied by 0.30%.
         (F)    Other Charges:

                (i) Application Processing Fee: One Hundred Thousand Dollars ($100,000.00).

                (ii) Upfront Fee: Fifty Thousand Dollars ($50,000.00).

                (iii) Commitment Fee: 0.25% per annum on the daily average unused portion of the Credit Line for each day from the closing date of the Agreement and shall be computed on the basis of a 360 day year and payable monthly in arrears and upon the maturity or termination of the Agreement.

                (iv) Termination Fee: One Hundred Fifty Thousand Dollars ($150,000.00) will be due from Customer to IBM Credit if Customer terminates the Agreement prior to the one year anniversary of the Agreement. IBM Credit, in its sole discretion, may reduce the amount of the Termination Fee.

II. Bank Account

Customer's Lockbox(es) and Special Account(s) will be maintained at the following Bank(s):


               Name of Bank:              U.S. Bank
               Address:                   155 1st Avenue S.W.
                                          Rochester, MN 55902
               Phone:                     Mr. Bruce Gudlin  (507) 285-7943
                                          Ms. Gwen Persons  (507) 285-7937
               Lockbox Address:           PEMSTAR INC.
                                          SDS-12-1905
                                          P.O. Box 86
                                          Minneapolis, MN 55486-1905
               Special Account #:         1-047-5581-5495
               Lockbox #                  SDS-12-1905
--------------------------------------------------------------------------------

III. Financial Covenants:

Definitions: The following terms shall have the following respective meanings in this Attachment A. All amounts shall be determined in accordance with generally accepted accounting principles (GAAP).

        PEMSTAR Credit Agreement shall mean the Credit Agreement dated June 4, 1999 among PEMSTAR INC., the Banks, and U.S. Bank, National Association, as agent.

        The following financial definitions will have meanings as prescribed in the PEMSTAR Credit Agreement, Section 1.1:

        - Adjusted Equity
        - Capital Expenditures
        - Cash Flow Leverage Ratio
        - Current Ratio
        - Fixed Charge Coverage Ratio
        - Monthly Measurement Date
        - Net Income
        - Quarterly Measurement Date

Customer will be required to maintain the following financial ratios, percentages and amounts as of the last day of the fiscal period under review by IBM Credit:

                                                    Covenant
       Covenant                                     Requirement
       ------------------------------------------   -----------
(i)    As of the Quarterly Measurement Dates        (i)   5.00:1.00 from 3/31/2000
       specified, the Cash Flow Leverage Ratio      through 12/31/2000
       must be less than or equal to:               (ii)  3.00:1.00 from 1/01/2001
                                                    through 3/31/2001
                                                    (iii)  2.50:1.00 from 4/01/2001
                                                    and periods thereafter.
(ii)   As of any Quarterly Measurement Date, the    1.30:1.00.
       Fixed Charge Coverage Ratio must be equal
       to or greater than:
(iii)  As of any Monthly Measurement Date, the      (i)  1.05:1.00 through 3/31/2001
       Current Ratio must be equal to or greater    (ii)  1.10:1.00 from 4/01/2001 and
       than:                                        periods thereafter.
(iv)   As of any Monthly Measurement Date, the      the sum of (i) $27,000,000 plus
       Adjusted Equity must be equal to or          (ii) 90% of the Borrower's
       greater than:                                cumulative consolidated Net Income
                                                    (without deduction for any losses)
                                                    earned on or after June 1, 1999.
(v)    Capital Expenditures cannot exceed:          $10,000,000 in the aggregate on a
                                                    consolidated basis during any of
                                                    the Borrower's fiscal years.

Any amendments or modifications to the provisions or definitions of the U.S. Bank Credit Agreement incorporated in this Attachment A shall not be effective with respect to this Attachment A or any revolving credit agreement provided by IBM Credit, unless IBM Credit and the Customer shall have agreed in writing to such amendments or modifications, as the case may be. Nothing in this paragraph shall be deemed to require IBM Credit's consent to amend or modify the provisions or definitions of the U.S. Bank Credit Agreement.

IV. Additional Conditions Precedent Pursuant to Section 5.1 (K) of the
    Agreement:

|X| Executed Contingent Blocked Account Amendment;

|X| Executed Waiver of Landlord Lien for all premises in which a landlord has the right of levy for rent;

|X| Fiscal year-end financial statements of Customer as of end of Customer's prior fiscal year audited by an independent certified public accountant;

|X| A Certificate of Location of Collateral whereby the Customer certifies where Customer presently keeps or sells inventory, equipment and other tangible Collateral;

|X| Subordination or Intercreditor Agreements from all creditors having a lien which is superior to IBM Credit in any assets that IBM Credit relies on to satisfy Customer's obligations to IBM Credit with the exception of (i) a Subordination Agreement from the City of Rochester, Minnesota, and (ii) a Subordination Agreement from the City of Dunseith, North Dakota;

|X| Listing of all creditors providing accounts receivable financing to Customer;

|X| A Collateral Management Report in the form of Attachment E as of the Closing Date;

|X| A Compliance Certificate as to Customer's compliance with the financial covenants set forth in Attachment A as of the last fiscal month of Customer for which financial statements have been published;

|X| An Opinion of Counsel substantially in the form and substance of Attachment G whereby the Customer's counsel states his or her opinion about the execution, delivery and performance of the Agreement and other documents by the Customer;

|X| A Corporate Secretary's Certificate substantially in the form and substance of Attachment H certifying to, among other items, the resolutions of Customer's Board of Directors authorizing borrowing by Customer;

|X| Termination or release of Uniform Commercial Code filing by another creditor as required by IBM Credit;

|X| Intercreditor Agreement among IBM Credit, U.S. Bank individually and as Agent, in form and substance satisfactory to IBM Credit.


V. Additional Conditions Subsequent:

|X| Executed Collateralized Guaranty of Turtle Mountain Corporation;

|X| A first broad perfected security interest on Turtle Mountain Corporation, in form and substance satisfactory to IBM Credit.

The above conditions subsequent must be fulfilled to the satisfaction of IBM Credit no later than two business days after the Closing Date.

|X| Executed Subordination Agreement from the City of Dunseith, North Dakota.

The above condition subsequent must be fulfilled to the satisfaction of IBM Credit no later than 30 days after the Closing Date.